SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

           Information to be included in statements filed pursuant to Rules 13d-1 (b), (c) and (d) and amendment thereto pursuant to Rule 13d-2(b) under the Securities Exchange Act of 1934
                           (AMENDMENT NO___________)*

                               CORIXA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   21887F 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 9, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this schedule is filed:

|_|      Rule 13d-1 (b)

|X|      Rule 13d-1 (c)

|_|      Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

         Cusip No.         21887F 10 0                        13G                                Page 1 of  26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest Partners VIII, LP

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   2,752,389
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              2,752,389
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            0
----------- ------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,752,389
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.6%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            PN
=========== ========================================================================================================================

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest Partners V, LP

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   501,500
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              501,500
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            0
----------- ------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            501,500
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            1.0%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            PN
=========== ========================================================================================================================

                                                    Page 2 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest Investors V

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   3,154
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              3,154
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            0
----------- ------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,154
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:|_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            Less than 1%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            PN
=========== ========================================================================================================================


                                                    Page 3 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest Investors VIII, LP

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   21,969
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              21,969
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            0
----------- ------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            21,969
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            Less than 1%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            PN
=========== ========================================================================================================================


                                                    Page 4 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest Investors Q VIII, LP

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   78,746
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              78,746
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            0
----------- ------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            78,746
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            Less than 1%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            PN
=========== ========================================================================================================================


                                                    Page 5 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest Management Partners V, LP (the general partner of InterWest Partners V, LP)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   501,500
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              501,500
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            0
----------- ------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            501,500
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            1.0%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            PN
=========== ========================================================================================================================

                                                    Page 6 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            InterWest Management Partners VIII, LLC (the general partner of InterWest Partners VIII, LP, InterWest Investors VIII,
            LP, and InterWest Investors Q VIII, LP)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   2,853,104
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              2,853,104
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            0
----------- ------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,853,104
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.8%
----------- ------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON

            OO
=========== ========================================================================================================================

                                                    Page 7 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            John C. Adler (a venture member of InterWest Management Partners VIII, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 2,853,104
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            2,853,104
----------- ------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,853,104
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.8%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================
Neither the filing of this  statement on Schedule 13G nor any of its contents  shall be deemed to constitute an admission by John C.
Adler that he is the beneficial  owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities
Exchange Act of 1934, as amended, or for any other purpose,  and such beneficial  ownership is expressly  disclaimed,  except to the extent of his pecuniary interest.


                                                    Page 8 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Stephen C. Bowsher (a managing director of InterWest Management Partners VIII, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 2,853,104
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            2,853,104
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,853,104
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.8%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================
Neither the filing of this  statement on Schedule 13G nor any of its contents  shall be deemed to constitute an admission by Stephen
C.  Bowsher that he is the  beneficial  owner of any of the Common  Stock  referred to herein for  purposes of Section  13(d) of the
Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

                                                    Page 9 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Harvey B. Cash (a managing director of InterWest Management Partners VIII, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   39,303
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 2,853,104
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              39,303
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            2,853,104
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,892,407
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.0%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B.
Cash that he is the  beneficial  owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities
Exchange Act of 1934, as amended, or for any other purpose,  and such beneficial  ownership is expressly  disclaimed,  except to the extent of his pecuniary interest.


                                                    Page 10 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Alan W. Crites (a general partner of InterWest Management Partners V, LP and InterWest Investors V)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   62,149
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 504,654
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              62,149
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            504,654
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            566,803
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            1.2%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================
Neither the filing of this  statement on Schedule 13G nor any of its contents  shall be deemed to constitute an admission by Alan W.
Crites that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities
Exchange Act of 1934, as amended, or for any other purpose,  and such beneficial  ownership is expressly  disclaimed,  except to the extent of his pecuniary interest.


                                                    Page 11 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Philip T. Gianos  (a managing director of InterWest Management Partners VIII, LLC and a general partner of InterWest
            Management Partners V, LP)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   56,640
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 3,354,604
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              56,640
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            3,354,604
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,411,244
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.9%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T.
Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities
Exchange Act of 1934, as amended, or for any other purpose,  and such beneficial  ownership is expressly  disclaimed,  except to the extent of his pecuniary interest.


                                                    Page 12 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Wallace R. Hawley (a general partner of InterWest Management Partners V, LP and InterWest Investors V)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 504,654
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            504,654
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            504,654
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            1.0%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================
Neither the filing of this  statement on Schedule 13G nor any of its contents  shall be deemed to constitute an admission by Wallace
R.  Hawley that he is the  beneficial  owner of any of the Common  Stock  referred  to herein for  purposes of Section  13(d) of the
Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.


                                                    Page 13 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            W. Scott Hedrick (a managing director of InterWest Management Partners VIII, LLC and a general partner of InterWest
            Management Partners V, LP and InterWest Investors V)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   81,941
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 3,357,758
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              81,941
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            3,357,758
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,439,699
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.0%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================
Neither the filing of this  statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott
Hedrick  that he is the  beneficial  owner of any of the Common  Stock  referred  to herein  for  purposes  of Section  13(d) of the
Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.


                                                    Page 14 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            W. Stephen Holmes III (a managing director of InterWest Management Partners VIII, LLC and a general partner of
            InterWest Management Partners V, LP and InterWest Investors V)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   13,712
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 3,357,758
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              13,712
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            3,357,758
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,371,470
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.9%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================

Neither the filing of this  statement  on Schedule  13G nor any of its  contents  shall be deemed to  constitute  an admission by W.
Stephen  Holmes III that he is the  beneficial  owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose,  and such beneficial  ownership is expressly  disclaimed, except to the extent of his pecuniary interest.


                                                    Page 15 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Gilbert H. Kliman (a managing director of InterWest Management Partners VIII, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   500
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 2,853,104
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              500
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            2,853,104
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,853,604
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.8%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================

Neither the filing of this  statement on Schedule 13G nor any of its contents  shall be deemed to constitute an admission by Gilbert
H.  Kliman that he is the  beneficial  owner of any of the Common  Stock  referred  to herein for  purposes of Section  13(d) of the
Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.


                                                    Page 16 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Robert R. Momsen (a general partner of InterWest Management Partners V, LP and InterWest Investors V)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   113,734
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 504,654
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              113,734
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            504,654
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            618,388
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            1.3%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Robert R.
Momsen that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities
Exchange Act of 1934, as amended, or for any other purpose,  and such beneficial  ownership is expressly  disclaimed,  except to the extent of his pecuniary interest.


                                                    Page 17 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            H. Ronald Nash (a venture member of InterWest Management Partners VIII, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 2,853,104
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            2,853,104
----------- ------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,853,104
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.8%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by H. Ronald
Nash that he is the  beneficial  owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities
Exchange Act of 1934, as amended, or for any other purpose,  and such beneficial  ownership is expressly  disclaimed,  except to the extent of his pecuniary interest.


                                                    Page 18 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Arnold L. Oronsky (a managing director of InterWest Management Partners VIII, LLC and a general partner of InterWest
            Management Partners V, LP)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   106,159
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 3,354,604
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              106,159
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            3,354,604
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,460,763
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.0%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L.
Oronsky  that he is the  beneficial  owner of any of the Common  Stock  referred  to herein  for  purposes  of Section  13(d) of the
Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.


                                                    Page 19 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Thomas L. Rosch (a managing director of InterWest Management Partners VIII, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   0
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 2,853,104
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              0
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            2,853,104
----------- ------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,853,104
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.8%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L.
Rosch that he is the beneficial  owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities
Exchange Act of 1934, as amended, or for any other purpose,  and such beneficial  ownership is expressly  disclaimed,  except to the extent of his pecuniary interest.


                                                    Page 20 of 26 Pages

=========== ========================================================================================================================
    1       NAME OF REPORTING PERSONS

            Michael B. Sweeney (a venture member of InterWest Management Partners VIII, LLC)

            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

----------- ------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)      |_|
                     (b)      |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------- ---------- ---------------------------------------------------------------------------------------
           NUMBER OF                  5      SOLE VOTING POWER                   1,504
             SHARES
          BENEFICIALLY
            OWNED BY
           REPORTING
             PERSON
              WITH
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      6      SHARED VOTING POWER                 2,853,104
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      7      SOLE DISPOSITIVE POWER              1,504
--------------------------------- ---------- ---------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER            2,853,104
--------------------------------- ---------- ---------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,854,608
----------- ------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: |_|
----------- ------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.8%
----------- ------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
=========== ========================================================================================================================
Neither the filing of this  statement on Schedule 13G nor any of its contents  shall be deemed to constitute an admission by Michael
B.  Sweeney that he is the  beneficial  owner of any of the Common  Stock  referred to herein for  purposes of Section  13(d) of the
Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.


                                                    Page 21 of 26 Pages

ITEM 1.

(a)      NAME OF ISSUER :  Corixa Corporation

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE :

         1124 Columbia Street, Suite 200, Seattle, WA 98104

ITEM 2.

(a)      NAME OF PERSON(S) FILING:

         InterWest Partners V, LP ("IWP V")
         InterWest Investors V ("II V")
         InterWest Management Partners V, LP ("IMP V")
         InterWest Partners VIII, LP ("IWP VIII")
         InterWest Investors VIII, LP ("II VIII")
         InterWest Investors Q VIII, LP ("IIQ VIII")
         InterWest Management Partners VIII, LLC ("IMP VIII")
         John C. Adler ("Adler")
         Stephen C. Bowsher ("Bowsher")
         Harvey B. Cash ("Cash")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         Wallace R. Hawley ("Hawley")
         W. Scott Hedrick ("Hedrick")
         W. Stephen Holmes III ("Holmes")
         Gilbert H. Kliman ("Kliman")
         Robert R. Momsen ("Momsen")
         H. Ronlad Nash ("Nash")
         Arnold L. Oronsky ("Oronsky")
         Thomas L. Rosch ("Rosch")
         Michael B. Sweeney ("Sweeney")

(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE :

         2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025

(c)      CITIZENSHIP/PLACE OF ORGANIZATION:

         IWP V:            California
         II V:             California
         IMP V:            California
         IWP VIII:         California
         II VIII:          California
         IIQ VIII:         California
         IMP VIII          California
         Adler:            United States
         Bowsher:          United States
         Cash:             United States
         Crites:           United States
         Gianos:           United States
         Hawley:           United States
         Hedrick:          United States
         Holmes:           United States
         Kliman:           United States
         Momsen:           United States
         Nash:             United States
         Oronsky:          United States
         Rosch:            United States
         Sweeney:          United States


                               Page 22 of 26 Pages

(d)      TITLE OF CLASS OF SECURITIES:      Common Stock


(e)      CUSIP NUMBER:     21887F 10 0


ITEM 3.

Not applicable.

ITEM 4.  OWNERSHIP.

==============================================================================================================================
                                IWP V            II V         IWP VIII (1)    II VIII (2)     IIQ VIII (3)      IMP V (4)
------------------------------------------------------------------------------------------------------------------------------
Beneficial Ownership            501,500          3,154         2,752,389         21,969           78,746          501,500
------------------------------------------------------------------------------------------------------------------------------
Percentage of Class                 1.0%             *               5.6%             *                *              1.0%
------------------------------------------------------------------------------------------------------------------------------
Sole Voting Power               501,500          3,154         2,752,389         21,969           78,746          501,500
------------------------------------------------------------------------------------------------------------------------------
Shared Voting Power                   0              0                 0              0                0                0
------------------------------------------------------------------------------------------------------------------------------
Sole Dispositive Power          501,500          3,154         2,752,389         21,969           78,746          501,500
------------------------------------------------------------------------------------------------------------------------------
Shared Dispositive Power              0              0                 0              0                0                0
==============================================================================================================================

==============================================================================================================================
                               IMP VIII (5)         Adler (5)         Bowsher (5)          Cash (5)         Crites (6)(7)
------------------------------------------------------------------------------------------------------------------------------
Beneficial Ownership            2,853,104          2,853,104           2,853,104           2,892,407             566,803
------------------------------------------------------------------------------------------------------------------------------
Percentage of Class                   5.8%               5.8%                5.8%                6.0%                1.2%
------------------------------------------------------------------------------------------------------------------------------
Sole Voting Power               2,853,104                  0                   0              39,303              62,149
------------------------------------------------------------------------------------------------------------------------------
Shared Voting Power                     0          2,853,104           2,853,104           2,853,104             504,654
------------------------------------------------------------------------------------------------------------------------------
Sole Dispositive Power          2,853,104                  0                   0              39,303              62,149
------------------------------------------------------------------------------------------------------------------------------
Shared Dispositive Power                0          2,853,104           2,853,104           2,853,104             504,654
==============================================================================================================================

============================== =================== ================== ================== =================== ==================
                                 Gianos (5)(6)       Hawley(6)(7)       Hedrick (5-7)       Holmes(5-7)         Kliman (5)
------------------------------ ------------------- ------------------ ------------------ ------------------- ------------------
Beneficial Ownership                 3,354,604           504,654           3,439,699           3,371,470         2,853,604
------------------------------ ------------------- ------------------ ------------------ ------------------- ------------------
Percentage of Class                        6.9%              1.0%                7.0%                6.9%              5.8%
------------------------------ ------------------- ------------------ ------------------ ------------------- ------------------
Sole Voting Power                       56,640                 0              81,941              13,712               500
------------------------------ ------------------- ------------------ ------------------ ------------------- ------------------
Shared Voting Power                  3,354,604           504,654           3,357,758           3,357,758         2,853,104
------------------------------ ------------------- ------------------ ------------------ ------------------- ------------------
Sole Dispositive Power                  56,640                 0              81,941              13,712               500
------------------------------ ------------------- ------------------ ------------------ ------------------- ------------------
Shared Dispositive Power             3,354,604           504,654           3,357,758           3,357,758         2,853,104
============================== =================== ================== ================== =================== ==================

============================== ==================== ================= ===================== ================= =================
                                  Momsen (6)(7)         Nash (5)         Oronsky (5)(6)        Rosch (5)        Sweeney (5)
------------------------------ -------------------- ----------------- --------------------- ----------------- -----------------
Beneficial Ownership                   618,388**         2,853,104          3,460,763**        2,853,104         2,854,608
------------------------------ -------------------- ----------------- --------------------- ----------------- -----------------
Percentage of Class                        1.3%                5.8%               7.0%               5.8%              5.8%
------------------------------ -------------------- ----------------- --------------------- ----------------- -----------------
Sole Voting Power                      113,734                   0             106,159                 0             1,504
------------------------------ -------------------- ----------------- --------------------- ----------------- -----------------
Shared Voting Power                    504,654           2,853,104           3,354,604         2,853,104         2,853,104
------------------------------ -------------------- ----------------- --------------------- ----------------- -----------------
Sole Dispositive Power                 113,734                   0             106,159                 0             1,504
------------------------------ -------------------- ----------------- --------------------- ----------------- -----------------
Shared Dispositive Power               504,654           2,853,104           3,354,604         2,853,104         2,853,104
============================== ==================== ================= ===================== ================= =================

* less than 1%
**  Includes   32,560  and  43,765  shares   issuable  to  Momsen  and  Oronsky,
respectively, pursuant to outstanding options exercisable within 60 days of August 15, 2002.
(1)      Includes 399,920 shares issuable pursuant to warrant exercise.
(2)      Includes 3,192 shares issuable pursuant to warrant exercise.
(3)      Includes 11,442 shares issuable pursuant to warrant exercise.
(4)      IMP V is the general partner of IWP V.


                               Page 23 of 26 Pages

(5) Includes 414,554 shares issuable pursuant to warrant exercise. IMP VIII is the general partner of IWP VIII, II VIII and IIQ VIII. Bowsher, Cash, Gianos, Hedrick, Holmes, Kliman, Oronsky and Rosch are managing directors of IMP VIII. Adler, Nash and Sweeney are venture members of IMP VIII.

(6) Crites, Gianos, Hawley, Hedrick, Holmes, Momsen and Oronsky are general partners of IMP V.

(7) Crites, Hawley, Hedrick, Holmes and Momsen are the administrative general partners of IIV.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the partnership agreements of IMP V and II V and the limited liability company operating agreement of IMP VIII, the general partners and/or limited partners of such partnerships and the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of issuer beneficially owned by such partnerships and limited liability company.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
13(d)(3).

ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

Joint Filing Statement attached as Exhibit A.


                               Page 24 of 26 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 19, 2002

JOHN C. ADLER                  INTERWEST PARTNERS V, LP

/s/ John C. Adler
-------------------------      By:      InterWest Management Partners V, LP
by Karen A. Wilson, Power               its General Partner
   of Attorney
                               By: /s/ W. Stephen Holmes
                                   -------------------------------
                                            General Partner
STEPHEN C. BOWSHER

/s/ Stephen C. Bowsher
-------------------------


HARVEY B. CASH                 INTERWEST INVESTORS V

/s/ Harvey B. Cash
-------------------------      By: /s/ W. Stephen Holmes
by Karen A. Wilson, Power      -------------------------------
   of Attorney                          General Partner


ALAN W. CRITES                 INTERWEST MANAGEMENT PARTNERS V, LP

/s/ Alan W. Crites
-------------------------      By: /s/ W. Stephen Holmes
by Karen A. Wilson, Power          -------------------------------
   of Attorney                              General Partner


PHILIP T. GIANOS               INTERWEST PARTNERS VIII, LP

/s/ Philip T. Gianos
-------------------------      By:      InterWest Management Partners VIII, LLC
                                        its General Partner

WALLACE R. HAWLEY              By: /s/ W. Stephen Holmes
                                   -------------------------------
/s/ Wallace R. Hawley                     Managing Director
-------------------------
by Karen A. Wilson, Power
   of Attorney


W. SCOTT HEDRICK               INTERWEST INVESTORS VIII, LP

/s/ W. Scott Hedrick
-------------------------      By:      InterWest Management Partners VIII, LLC
by Karen A. Wilson, Power               its General Partner
   of Attorney

W. STEPHEN HOLMES III          By: /s/ W. Stephen Holmes
                                   -------------------------------
/s/ W. Stephen Holmes                     Managing Director
-------------------------




GILBERT H. KLIMAN              INTERWEST INVESTORS Q VIII, LP

/s/ Gilbert H. Kliman
-------------------------      By:      InterWest Management Partners VIII, LLC
                                             its General Partner

ROBERT R. MOMSEN               By: /s/ W. Stephen Holmes
                                   -------------------------------
/s/ Robert R. Momsen                        Managing Director
-------------------------
by Karen A. Wilson, Power
   of Attorney


H. RONALD NASH                 INTERWEST MANAGEMENT PARTNERS VIII, LLC

/s/ H. Ronald Nash
-------------------------      By: /s/ W. Stephen Holmes
by Karen A. Wilson, Power      -------------------------------
   of Attorney                          Managing Director


ARNOLD L. ORONSKY              MICHAEL B. SWEENEY

/s/ Arnold L. Oronsky          /s/ Michael B. Sweeney
-------------------------      -------------------------


THOMAS L. ROSCH

/s/ Thomas L. Rosch
-------------------------
by Karen A. Wilson, Power
   of Attorney

                                    EXHIBIT A

                             Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.


JOHN C. ADLER                  INTERWEST PARTNERS V, LP

/s/ John C. Adler
-------------------------      By:      InterWest Management Partners V, LP
by Karen A. Wilson, Power               its General Partner
   of Attorney
                               By: /s/ W. Stephen Holmes
                                   -------------------------------
                                            General Partner
STEPHEN C. BOWSHER

/s/ Stephen C. Bowsher
-------------------------


HARVEY B. CASH                 INTERWEST INVESTORS V

/s/ Harvey B. Cash
-------------------------      By: /s/ W. Stephen Holmes
by Karen A. Wilson, Power      -------------------------------
   of Attorney                          General Partner


ALAN W. CRITES                 INTERWEST MANAGEMENT PARTNERS V, LP

/s/ Alan W. Crites
-------------------------      By: /s/ W. Stephen Holmes
by Karen A. Wilson, Power          -------------------------------
   of Attorney                              General Partner


PHILIP T. GIANOS               INTERWEST PARTNERS VIII, LP

/s/ Philip T. Gianos
-------------------------      By:      InterWest Management Partners VIII, LLC
                                        its General Partner

WALLACE R. HAWLEY              By: /s/ W. Stephen Holmes
                                   -------------------------------
/s/ Wallace R. Hawley                     Managing Director
-------------------------
by Karen A. Wilson, Power
   of Attorney


W. SCOTT HEDRICK               INTERWEST INVESTORS VIII, LP

/s/ W. Scott Hedrick
-------------------------      By:      InterWest Management Partners VIII, LLC
by Karen A. Wilson, Power               its General Partner
   of Attorney

W. STEPHEN HOLMES III          By: /s/ W. Stephen Holmes
                                   -------------------------------
/s/ W. Stephen Holmes                     Managing Director
-------------------------




GILBERT H. KLIMAN              INTERWEST INVESTORS Q VIII, LP

/s/ Gilbert H. Kliman
-------------------------      By:      InterWest Management Partners VIII, LLC
                                             its General Partner

ROBERT R. MOMSEN               By: /s/ W. Stephen Holmes
                                   -------------------------------
/s/ Robert R. Momsen                        Managing Director
-------------------------
by Karen A. Wilson, Power
   of Attorney


H. RONALD NASH                 INTERWEST MANAGEMENT PARTNERS VIII, LLC

/s/ H. Ronald Nash
-------------------------      By: /s/ W. Stephen Holmes
by Karen A. Wilson, Power      -------------------------------
   of Attorney                          Managing Director


ARNOLD L. ORONSKY              MICHAEL B. SWEENEY

/s/ Arnold L. Oronsky          /s/ Michael B. Sweeney
-------------------------      -------------------------


THOMAS L. ROSCH

/s/ Thomas L. Rosch
-------------------------
by Karen A. Wilson, Power
   of Attorney